Exhibit 99.1

                PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995
                        SAFE HARBOR COMPLIANCE STATEMENT
                         FOR FORWARD-LOOKING STATEMENTS

        In passing the Private Securities Litigation Reform Act of 1995 (the "Reform Act"), Congress encouraged public companies to make "forward-looking statements" by creating a safe harbor to protect companies from securities law liability in connection with forward-looking statements. Interface, Inc. ("Interface" or the "Company") intends to qualify both its written and oral forward-looking statements for protection under the Reform Act and any other similar safe harbor provisions.

        "Forward-looking statements" are defined by the Reform Act. Generally, forward-looking statements include expressed expectations of future events and the assumptions on which the expressed expectations are based. All forward-looking statements are inherently uncertain as they are based on various expectations and assumptions concerning future events and they are subject to numerous known and unknown risks and uncertainties which could cause actual events or results to differ materially from those projected. Due to those uncertainties and risks, the investment community is urged not to place undue reliance on written or oral forward-looking statements of Interface. The Company undertakes no obligation to update or revise this Safe Harbor Compliance Statement for Forward-Looking Statements (the "Safe Harbor Statement") to reflect future developments. In addition, Interface undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time.

        Interface provides the following risk factor disclosure in connection with its continuing effort to qualify its written and oral forward-looking statements for the safe harbor protection of the Reform Act and any other similar safe harbor provisions. Important factors currently known to management that could cause actual results to differ materially from those in forward-looking statements include the disclosures contained in the Annual Report on Form 10-K to which this statement is appended as an exhibit and also include the following:

STRONG COMPETITION

        The commercial floorcovering industry is highly competitive. Globally, the Company competes for sales of its floorcovering products with other carpet manufacturers and manufacturers of vinyl and other types of floorcovering. Although the industry recently has experienced significant consolidation, a large number of manufacturers remain in the industry. Management believes that the Company is the largest manufacturer of modular carpet in the world, with a global market share over two times that of its nearest competitor. However, a number of domestic and foreign competitors manufacture modular carpet as one segment of their business, and certain of these competitors have financial resources in excess of the Company's.

CYCLICAL NATURE OF INDUSTRY

        Sales  of  the   Company's   principal   products  are  related  to  the
construction and renovation of commercial and institutional buildings. Such activity is cyclical and can be affected by the strength of a country's general economy, prevailing interest rates and other factors that lead to cost control measures by businesses and other users of commercial or institutional space. The effects of such cyclicality upon the new construction sector of the market tend to be more pronounced than its effects upon the renovation sector. Although the predominant portion of the Company's sales are generated from the renovation sector, any such adverse cycle, in either sector of the market, would lessen the overall demand for commercial interiors products, which could impair the Company's growth. This risk is particularly acute for the Company's U.S. fabrics business, which relies heavily on sales to OEMs.

RELIANCE ON KEY PERSONNEL

         The Company believes that its continued success will depend to a significant extent upon the efforts and abilities of its senior management executives, particularly Ray C. Anderson, Chairman of the Board, President and Chief Executive Officer. Mr. Anderson has entered into an employment agreement with the Company containing certain covenants of non-competition, and the Company currently maintains key-man insurance on Mr. Anderson. In addition, the Company relies significantly on the leadership provided to the Company's internal design staff by David Oakey of David Oakey Designs, Inc., which provides product design/production engineering services to the Company under an exclusive consulting contract that contains certain covenants of non-competition. The loss of one or both of such personnel could have an adverse impact on the Company.

RISKS OF FOREIGN OPERATIONS

        The Company has substantial international operations. In fiscal 1999, approximately 31% of the Company's net sales and a significant portion of the Company's production were outside the United States, primarily in Europe but also in Asia. The Company's corporate strategy includes the expansion of its international business on a worldwide basis. As a result, the Company's operations are subject to various political, economic and other uncertainties, including risks of restrictive taxation policies, foreign exchange restrictions, changing political conditions and governmental regulations.

         In addition, economic events in Asia over the past two years, including depreciation of certain Asian currencies, failures of financial institutions, stock market declines and reductions in planned capital investment at key enterprises, have adversely impacted the Company's sales in the Asian markets. In fourth quarter 1998, the Company announced certain workforce reductions and plant closures and consolidations in Asia. See "Business -- Recent Developments". The Company also makes a substantial portion of its net sales in currencies other than U.S. dollars, which subjects it to the risks inherent in currency translations. The Company's ability to manufacture and ship products from facilities in several foreign countries reduces the risks of foreign currency fluctuations it might otherwise experience, and the Company also engages from time to time in hedging programs intended to further reduce those risks. Despite this, the scope and volume of the Company's global operations make it impossible to eliminate completely all foreign currency translation risks as an influence on the Company's financial results.

ADOPTION OF EURO

        A new currency, called the Euro, was introduced in Europe on January 1, 1999. Eleven of the fifteen member countries of the European Union adopted the Euro as their common legal currency as of that date. The increased price transparency resulting from the use of a single currency in the eleven participating countries could impair the ability of the Company to price its products differently in the various European markets. Additionally, because there will be less diversity in the Company's exposure to foreign currencies, movements in the Euro's value in U.S. dollars could increase the Company's exposure to changes in foreign exchange rates.

CONTROL OF ELECTIONOF A MAJORITY OF BOARD

        The Company's Chairman, President and Chief Executive Officer, Ray C. Anderson, beneficially owns approximately 52.4% of the Company's outstanding Class B Common Stock. The holders of the Class B Common Stock are entitled, as a class, to elect a majority of the Board of Directors of the Company, which means that Mr. Anderson has sufficient voting power to elect a majority of the Board of Directors. The holders of the Class B Common Stock generally vote together as a single class with the holders of the Class A Common Stock on all other matters submitted to the shareholders for a vote, however, and Mr. Anderson's beneficial ownership of the outstanding Class A and Class B Common Stock combined is less than 10%.

YEAR 2000 RISK

         The "year  2000  issue"  arises  from the  widespread  use of  computer programs that rely on two-digit date codes to perform computations or decision-making functions. It was anticipated that many of these programs may fail due to an inability to properly interpret date codes beginning January 1, 2000. For example, such programs could misinterpret "00" as the year 1900 rather than 2000. In addition, some equipment, being controlled by microprocessor chips, may not deal appropriately with the year "00".

         The Company evaluated its computer systems with the help of outside consultants to determine which modifications and expenditures would be necessary to make its systems compatible with year 2000 requirements. The Company implemented such modifications and made such expenditures prior to the end of calendar year 1999. The Company did not experience any material disruptions in its operations or activities as a result of the year 2000 issue. In addition, the Company does not expect to encounter any such problems in the foreseeable future, although it continues to monitor its computer operations for signs or indications of such issues.

        It is possible, however, that if year 2000 issues arise for the customers or suppliers of the Company, such issues could have a negative impact on future operations and financial performance of the Company, although the Company has not been able to specifically identify any material issues among its customers or suppliers. Furthermore, the year 2000 issue may impact other entities with which the Company transacts business, and the Company cannot predict the effect of the year 2000 issue on such entities or the resulting effect on the Company.

RELIANCE ON PETROLEUM-BASED RAW MATERIALS

        Petroleum-based products comprise the predominant portion of the cost of raw materials used by the Company in manufacturing. While the Company generally attempts to match cost increases with corresponding price increases, large increases in the cost of such petroleum-based raw materials could adversely affect the Company if the Company were unable to pass through to its customers such increases in raw material costs.

RELIANCE ON THIRD PARTY FOR SUPPLY OF FIBER

         E. I. DuPont de Nemours and Company ("DuPont") currently supplies a significant percentage of the Company's requirements for synthetic fiber, the principal raw material used in the Company's carpet products. DuPont also competes with the Company's Re:Source services network through DuPont's own distribution channel and aligned carpet mills. While the Company believes that there are adequate alternative sources of supply from which it could fulfill its synthetic fiber requirements, the unanticipated termination or interruption of the supply arrangement with DuPont could have a material adverse effect on the Company because of the cost and delay associated with shifting more business to another supplier.

RESTRICTIONS DUE TO SUBSTANTIAL INDEBTEDNESS

        The Company's indebtedness is substantial in relation to its shareholders' equity. As of January 2, 2000, the Company's long-term debt (net of current portion) totaled $400.1 million or approximately 51% of its total capitalization. As a consequence of its level of indebtedness a substantial portion of the Company's cash flow from operations must be dedicated to debt service requirements. The terms of the Company's outstanding indebtedness, although unsecured, restrict or limit the ability of the Company and its subsidiaries to, among other things, incur additional indebtedness, pay dividends or make certain other restricted payments or investments in certain situations, consummate certain asset sales, enter into certain transactions with affiliates, incur liens, or merge or consolidate with any other person or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of their assets. They also require the Company to meet certain financial tests and comply with certain other reporting, affirmative and negative covenants.

ANTI-TAKEOVER EFFECTS OF SHAREHOLDER RIGHTS PLAN

        The Board of Directors has adopted a Rights Agreement pursuant to which holders of Common Stock will be entitled to purchase from the Company a fraction of a share of the Company's Series B Participating Cumulative Preferred Stock if a third party acquires beneficial ownership of 15% or more of the Common Stock and will be entitled to purchase the stock of an Acquiring Person (as defined in the Rights Agreement) at a discount upon the occurrence of certain triggering events. These provisions of the Rights Agreement could have the effect of discouraging tender offers or other transactions that would result in shareholders receiving a premium over the market price for the Common Stock.